PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	Bruce P. Inglis

5430 LBJ Freeway, Suite 1700 Vice President – Finance and Dallas, Texas 75240 Corporate Controller

(303) 296-5600

TIMET REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

DALLAS, TEXAS . . . March 16, 2006 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported operating income of $63.0 million and net income attributable to common stockholders of $38.6 million, or $0.45 per diluted share, for the quarter ended December 31, 2005, compared to operating income of $17.8 million and net income attributable to common stockholders of $15.9 million, or $0.21 per diluted share, for the quarter ended December 31, 2004. The 2004 amounts have been restated for the effects of the Company’s previously reported change in its method for inventory costing.

The Company’s net sales increased 61% to $220.8 million during the fourth quarter of 2005 compared to net sales of $137.0 million during the fourth quarter of 2004, due to increases in both average selling prices and sales volumes. Mill product average selling prices increased 39% and melted product average selling prices increased 62% during the fourth quarter of 2005, compared to the fourth quarter of 2004. Mill product sales volume increased 15% while melted product sales volume increased 8% during the fourth quarter of 2005, compared to the fourth quarter of 2004.

For the full year 2005, the Company reported operating income of $171.1 million and net income attributable to common stockholders of $143.7 million, or $1.72 per diluted share, compared to operating income of $43.0 million and net income attributable to common stockholders of $43.3 million, or $0.66 per diluted share, for the full year 2004.

Net sales for the full year 2005 increased 49% to $749.8 million compared to net sales of $501.8 million during 2004, due to increases in both average selling prices and sales volumes. Mill product average selling prices increased 30% and melted product average selling prices increased 48% during 2005, as compared to 2004. Mill product sales volume increased 11% while melted product sales volume increased 6% during 2005, as compared to 2004.

Other non-mill product sales during the fourth quarter and full year of 2005 increased 49% and 66%, respectively, compared to the year ago periods due principally to higher selling prices for titanium scrap and improved demand for the Company’s fabrication products. Such sales accounted for $5.9 million and $21.1 million of additional operating income during the fourth quarter and full year of 2005, respectively, as compared to the year ago periods. Operating income during the fourth quarter and full year of 2005 was adversely impacted by higher costs for raw materials as compared to the year ago periods.

The Company’s backlog at the end of December 2005 was a record $870 million, a $160 million (23%) increase over the $710 million backlog at the end of September 2005 and a $420 million (93%) increase over the $450 million backlog at the end of December 2004.

The Company’s aggregate unused borrowing availability under its U.S. and European credit agreements approximated $123 million at December 31, 2005.

Steven L. Watson, CEO, said, “2005 was a tremendous year for TIMET as we achieved our highest sales revenue, operating income and net income attributable to common stockholders in the entire history of the Company. The titanium market outlook is currently as strong as we’ve ever seen it, and we expect market conditions to remain strong for at least the next several years. We currently expect our full year 2006 net sales revenue to range from $1.0 billion to $1.1 billion, which is an increase of 35% to 50% from 2005. This increase is primarily driven by significant increases in melted product average selling prices (expected to increase by 75% to 80% as compared to 2005) and mill product average selling prices (expected to increase by 25% to 30% as compared to 2005). Although raw material and other costs will likely continue to increase in 2006, the Company expects to achieve significant operating income growth. We currently expect 2006 full year operating income to range from $257 million to $282 million, which is a 50% to 65% increase from operating income earned in 2005.”

All share and per share disclosures presented in this release have been adjusted to give effect to the Company’s previously reported two-for-one stock split effective after the close of trading on February 16, 2006 and the two-for-one stock split effective after the close of trading on September 6, 2005.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission which include, but are not limited to, the cyclicality of the commercial aerospace industry, the performance of aerospace manufacturers and the Company under their long-term agreements, the existence or renewal of certain long-term agreements, the difficulty in forecasting demand for titanium products, global economic and political conditions, global productive capacity for titanium, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply, the possibility of labor disruptions, fluctuations in currency exchange rates, fluctuations in the market price of marketable securities, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product or new market development, the availability of raw materials and services, changes in raw material prices and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts, the potential for adjustment of the Company’s deferred income tax asset valuation allowance and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

The Company’s 2005 results contained in this release are subject to completion of an audit and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and therefore these results are subject to future correction and revision, as more fully described in the 15-day extension of the filing deadline of such Form 10-K filed today by the Company.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

• • • • •

TITANIUM METALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005		2004
		(restated)			(restated)
Net sales	$220.8	$137.0	$		$501.8
				749.8
Cost of sales	154.0	117.8		550.4	438.1

Gross margin	66.8	19.2		199.4	63.7
Selling, general, administrative and development expense	15.0	12.5		53.6	44.9
Other income (expense), net	11.2	11.1		25.3	24.2

Operating income	63.0	17.8		171.1	43.0
Interest expense	1.3	0.9		4.0	12.4
Other non-operating income (expense), net	0.8	(0.1)		18.2	16.2

Pretax income	62.5	16.8		185.3	46.8
Income tax expense (benefit)	19.6	(2.8)		24.5	(2.1)
Minority interest, net of tax	1.5	0.4		4.9	1.2

Net income	41.4	19.2		155.9	47.7
Dividends on Series A Convertible Preferred Stock	2.8	3.3		12.2	4.4

Net income attributable to common stockholders	$38.6	$15.9	$		$43.3
	======	======		143.7	======

Earnings per share attributable to common stockholders:
Basic	$0.56	$0.25		$2.20	$0.68
Diluted	$0.45	$0.21		$1.72	$0.66
Weighted average shares outstanding:
Basic	68.5	63.6		65.4	63.5
Diluted	91.5	90.0		90.9	72.5
Melted product shipments:
Volume (metric tons)	1,535	1,420		5,655	5,360
Average selling price ($ per kilogram)	$22.95	$14.15	$		$13.45
				19.85
Mill product shipments:
Volume (metric tons)	3,280	2,840		12,660	11,365
Average selling price ($ per kilogram)	$47.10	$33.80	$		$32.05
				41.75

TITANIUM METALS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2005	2004
ASSETS	(unaudited)	(restated)
Current assets:
Cash and cash equivalents	$17.8	$7.9
Receivables, less allowance of $2.0 and $1.7, respectively	142.9	96.8
Inventories	365.7	266.6
Prepaid expenses and other	23.9	7.4

Total current assets	550.3	378.7
Marketable securities	46.5	47.2
Investment in joint ventures	26.0	22.6
Investment in common securities of TIMET Capital Trust I	0.2	6.3
Property and equipment, net	253.0	228.2
Deferred income taxes	8.0	1.1
Other	23.3	16.5

Total assets	$907.3	$700.6

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$43.2
Accounts payable	61.5	44.2
Accrued liabilities	75.7	73.4
Customer advance payments	15.6	6.9
Other	14.0	2.8

Total current liabilities	166.8	170.5
Long-term debt	51.4	—
Accrued OPEB and pension cost	74.0	92.0
Debt payable to TIMET Capital Trust I	5.9	12.0
Other	33.5	7.1

Total liabilities	331.6	281.6
Minority interest	13.5	12.6
Stockholders’ equity	562.2	406.4

Total liabilities, minority interest and stockholders’ equity	$907.3	$700.6